JETBLUE AIRWAYS REPORTS MARCH TRAFFIC

New York, NY (April 11, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for March 2018. Traffic in March increased 7.3 percent from March 2017, on a capacity increase of 3.3 percent. Load factor for March 2018 was 89.0 percent, an increase of 3.3 points from March 2017. JetBlue’s preliminary completion factor was 93.6 percent and its on-time (1) performance was 64.2 percent. Due to a more active winter than normal, JetBlue now expects first quarter capacity to increase approximately 3.3 percent, below the prior guidance range of 3.5% to 5.5%.

First quarter revenue per available seat mile (RASM) is expected to increase approximately 6.1 percent year-over-year, above the prior guidance range of 3.5% to 5.5%. RASM growth in the first quarter was better than previously expected as a result of stronger close-in peak demand in March and an approximate half point positive impact from lower completion factor in the final weeks of March. For the first quarter in total RASM was positively impacted by approximately one point, due to lower completion factor.

As previously disclosed, holiday calendar placement impacts RASM trends in both the first and second quarters. For the first quarter overall, RASM was positively impacted by a 2.0 point net benefit from calendar placement, including a 2.5 point benefit from Easter timing. For the second quarter, JetBlue continues to expect a 2.5 point headwind from holiday calendar placement, as well as a 1.25 point headwind from completion factor and co-brand incentive payments previously disclosed for the second quarter of 2017.
JETBLUE AIRWAYS TRAFFIC RESULTS

	March 2018	March 2017	% Change
Revenue passenger miles (000)	4,376,149	4,079,182	7.3%
Available seat miles (000)	4,918,144	4,760,418	3.3%
Load factor	89.0%	85.7%	3.3 pts.
Revenue passengers	3,651,416	3,486,317	4.7%
Departures	30,179	30,206	(0.1)%
Average stage length (miles)	1,099	1,074	2.3%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	11,866,145	11,399,000	4.1%
Available seat miles (000)	14,024,559	13,579,770	3.3%
Load factor	84.6%	83.9%	0.7 pts.
Revenue passengers	9,880,785	9,710,529	1.8%
Departures	86,046	85,724	0.4%
Average stage length (miles)	1,098	1,079	1.8%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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